Exhibit 99.1

FOR IMMEDIATE RELEASE

Nitches, Inc. announces third quarter fiscal 2006 results
Sales and earnings improve, order backlog increases 185% to $38.8 million

          SAN DIEGO, California, July 21, 2006 – Nitches, Inc. (NASDAQ-NICH) announced today its results for the three and nine month periods ended May 31, 2006.  Highlights included:

•	Net sales for the quarter increased 70% to $12.6 million from prior year
•	Quarterly earnings per share of $.01 versus year ago $.05 loss
•	$1.6 million comparative improvement in net income year-to-date

          Consolidated net sales for the third quarter of fiscal 2006 grew 70% to $12.6 million versus $7.4 million for the third quarter of 2005.   The increase was driven by the Company’s newly acquired Designer Intimates business, but also includes organic sales growth in the Company’s menswear product line.  Consolidated net sales for the first nine months of fiscal 2006 increased 95% to $39.6 million from $20.3 million for the first nine months of fiscal 2005.  Designer Intimates contributed $16.6 million of the $19.3 million increase.

          For the remaining three months of the fiscal year ending August 31, 2006 the Company has shipped and on-hand orders totaling $14.7 million.  At this time last year the Company had comparable orders of $6.6 million.  Additionally, to date, the Company has received orders for shipment in the first quarter of fiscal 2007 of $24.1 million.  At this time last year the Company had comparable orders on hand for the first quarter of fiscal 2006 of $6.9 million.  These increases are due to additional orders reported as a result of the acquisitions of Designer Intimates and the Home Décor product line, as well as increased orders and earlier order placement for the company’s menswear, sleepwear, and private label product lines.

          The Company earned consolidated net income of $33,000 for the third quarter of fiscal 2006, reversing a loss of $188,000 in the year earlier period.  Third quarter earnings per share were $.01 versus a loss of $.05 for the third quarter of fiscal 2005.

          For the nine months ended May 31, 2006 the Company earned $.15 per weighted average share as compared to a $.21 loss in the year earlier period.    Consolidated pretax income was $1.4 million and net income was 598,000 for the current nine month period, whereas the company incurred a consolidated pretax loss of $1.2 million and an after tax loss of $724,000.

10280 Camino Santa Fe   ·    San Diego, California 92121   ·    www.nitches.com    ·   Fax: 858.625.0746

	Three Months Ended May 31,		Nine Months Ended May 31,

	2006	2005	2006	2005

Net sales	$12,580,000	$7,403,000	$39,609,000	$20,261,000
Net income (loss)	33,000	(188,000)	598,000	(724,000)
Earnings per share	$0.01	$(0.05)	$0.15	$(0.21)
Weighted average shares outstanding	4,053,507	3,513,507	3,948,672	3,513,507

          Per share amounts include the weighted average effect of 180,000 shares issued in conjunction with the acquisition of Designer Intimates on October 24, 2005.  Per share amounts further reflect a 200% stock dividend issued on January 20, 2006 which had the effect of a 3-for-1 stock split.

          Nitches currently distributes men’s casual lifestyle clothing by Newport Blue®, Dockers® men’s swimwear and t-shirts, golf apparel by The Skins Game®, women’s sleepwear and loungewear by Body Drama® and women’s western wear by Adobe Rose®, Saguaro® and Southwest Canyon®.  With the recent acquisition of Designer Intimates, the Company markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard®, Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, The Anne Lewin® Collection, The Bill Blass® Lifestyle Collection, The Dockers® Collection, The Claire Murray® Collection and The Vassarette® Collection.  Products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains.  The Company also develops and manufactures private label products for many leading retailers and multi-channel marketers.

          Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971.  The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, Hong Kong and Istanbul.  The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Backlog amounts include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed.  While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that such action by customers will not reduce the amount of sales realized from the backlog of orders at a given point in time.  The amount of unfilled orders at any given time is affected by a number of factors, including the timing of the receipt and processing of customer orders and the scheduling of the manufacture and shipping of the product, which may be dependent on customer requirements.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  The Company’s results may also differ materially from period to period due to the seasonal nature of the

Company’s product lines.  Such seasonal differences may be further impacted by the Company’s acquisitions of Designer Intimates and the Home Décor product line.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact:  Steve Wyandt
               Web:          http:// www.nitches.com
               E-mail:      ir@nitches.com
               Phone:      (858) 625-2633  (Option # 1: Corporate)

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